Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INTELLISYNC SUB, INC.

WITH AND INTO

PUMATECH, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

Pumatech, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Intellisync Sub, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted on February 12, 2004, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS: Pumatech, Inc., a Delaware corporation (the “Company”), owns all of the outstanding shares of the capital stock of Intellisync Sub, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS: The Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware;

RESOLVED: That effective upon the filing of (or at such subsequent time as may be specified in) the Certificate of Ownership and Merger filed in respect thereof (the “Effective Time”), the Subsidiary shall be merged with and into the Company with the Company being the surviving corporation (the “Merger”); and

FURTHER RESOLVED: That it is intended that the Merger qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and that these resolutions constitute a plan of reorganization within the meaning of Section 368; and

FURTHER RESOLVED: That at any time prior to the Effective Time, the Merger may be amended, modified, terminated or abandoned by action of the Board of Directors of the Company; and

FURTHER RESOLVED: That by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding or treasury share of capital stock of the Company shall remain unchanged and continue to remain outstanding or held in treasury, respectively, as one share of capital stock of the Company, held by the person who was the holder of such share of capital stock of the Company immediately prior to the Merger; and

FURTHER RESOLVED: That by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and

FURTHER RESOLVED: That at the Effective Time, Article FIRST of the Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Intellisync Corporation.”

FURTHER RESOLVED: That each officer of the Company is authorized to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and the date of adoption thereof, in the discretion of such officer to specify therein an Effective Time subsequent to the filing thereof and to file the same in the office of the Secretary of State of the State of Delaware; and

FURTHER RESOLVED: That in connection with changing the Company’s name, each officer of the Company is authorized, in the name and on behalf of the Company, to enter into any agreements with the office of the Secretary of State of the State of Delaware, and to make and execute such additional certificates and to file the same in the office of the Secretary of State of the State of Delaware, in each case as may, in his or her judgment, be required or advisable; and

FURTHER RESOLVED: That in order for the Company to comply with all applicable regulations and requirements of federal, state, local and foreign governmental agencies and exchanges, each officer of the Company is authorized, in the name and on behalf of the Company, to prepare, execute and file or cause to be filed all reports, statements, documents, undertakings, commitments and information with any exchange or governmental agencies as may, in his or her judgment, be required or advisable in connection with the Merger or the Company’s name change; and

FURTHER RESOLVED: That after the Effective Time, each officer of the Company is hereby authorized, in the name and on behalf of the Company, to apply to, and to take such steps and to execute such documents as may be necessary or desirable to, change the name in which the Company is qualified to do business, in such jurisdictions as it is qualified, to reflect the change in the Company’s name; and

FURTHER RESOLVED: That after the Effective Time, each officer of the Company is hereby authorized, in the name and on behalf of the Company, to apply to, and to take such steps and to execute such documents as may be necessary or desirable to, use any alternate name, fictitious name, assumed name or other name in such jurisdictions as the Company is qualified, if such officer determines it is necessary or desirable for the Company to use an alternate name, fictitious name, assumed name or other name; and

FURTHER RESOLVED: That effective immediately following the Effective Time, the Bylaws of the Company shall be amended by deleting any reference to the name “Pumatech, Inc.” and substituting therefor the name “Intellisync Corporation”; and

FURTHER RESOLVED: That after the Effective Time, each officer of the Company is hereby authorized, in the name and on behalf of the Company, to prepare, execute and file a listing application or supplemental listing application, and such other documents, and to take such steps, as may be necessary or desirable, with the Nasdaq National Market and if such officer determines it required or advisable, any other exchanges on which the Company has listed securities, to reflect the change in the Company’s name; and

FURTHER RESOLVED: That all actions to be taken or heretofore taken by any officer or agent of the Company in connection with any matter referred to or contemplated by any of the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects; and

FURTHER RESOLVED: That each of the officers of the Company is authorized and empowered to take such other actions and sign such other documents as may be necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions, hereby ratifying any and all actions and documents previously taken and signed.

FOURTH: The Company shall be the surviving corporation of the Merger. The name of the surviving corporation shall be amended in the Merger to be “Intellisync Corporation”.

FIFTH: The Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Intellisync Corporation.”

SIXTH: This Certificate of Ownership and Merger, and the Merger provided for herein, shall not become effective until, and shall become effective at 5:00 p.m., Eastern time, on February 17, 2004.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 17th day of February, 2004.

Pumatech, Inc.

By:	/s/ Woodson Hobbs
Name:	Woodson Hobbs
Title:	President and CEO